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                                               Filed Pursuant to Rule 424 (b)(3)
                                                     Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 2120 DATED 14 APRIL 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$1,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015
 CURRENTLY TOTALING A$ 5,280,585,000.00 (A$2,534,471,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the US Prospectus dated November 1, 2002 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)    Issuer:                                         Queensland Treasury Corporation

    (ii)   Guarantor:                                      The Treasurer on behalf of the Government of
                                                           Queensland

2.  Benchmark line:                                        2015
                                                           (to be consolidated and form a single series with
                                                           QTC 6% Global A$Bonds due 14
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                                                           October 2015, ISIN US748305BE82)

3.         Specific Currency or Currencies:                AUD ("A$")

4.  (i)    Issue price:                                    103.448%

    (ii)   Dealers' fees and commissions paid by Issuer:   No fee or commission is payable in respect of the
                                                           issue of the bond(s) described in these final
                                                           terms (which will constitute a "pricing
                                                           supplement" for purposes of any offers or sales in
                                                           the United States or to U.S. persons). Instead,
                                                           QTC pays fees and commissions in accordance with
                                                           the procedure described in the QTC Offshore and
                                                           Onshore Fixed Interest Distribution Group
                                                           Operational Guidelines.

5.  Specified Denominations:                               A$1,000

6.  (i)    Issue Date:                                     16 April 2009

    (ii)   Record Date (date on and from which security    6 April / 6 October. Security will be ex-interest
           is Ex-interest):                                on and from 7 April / 7 October.

    (iii)  Interest Payment Dates:                         14 April / 14 October

7.  Maturity Date:                                         14 October 2015

8.  Interest Basis:                                        6 per cent Fixed Rate

9.  Redemption/Payment Basis:                              Redemption at par

10. Change of Interest Basis or Redemption/Payment         Not Applicable
    Basis:

11. (i)    Status of the Bonds:                            Senior and rank pari passu with other senior,
                                                           unsecured debt obligations of QTC

    (ii)   Status of the Guarantee:                        Senior and ranks pari passu with all its other
                                                           unsecured obligations

12. Method of distribution:                                Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:                            6 per cent per annum payable semi-annually in
                                                           arrears

    (ii)   Interest Payment Date(s):                       14 April and 14 October in each year up to and
                                                           including the Maturity Date

    (iii)  Fixed Coupon Amount(s):                         A$30 per A$1,000 in nominal amount
           (Applicable to bonds in definitive form)

    (iv)   Determination Date(s):                          Not Applicable

    (v)    Other terms relating to the method of           None
           calculating interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                               A$1,000 per bond of A$1,000 Specified Denomination
                                                           (NB: If the Final Redemption Amount is other than
                                                           100 per cent. of the nominal value the bonds will
                                                           be derivative securities for the purposes of the
                                                           Prospectus Directive and the requirements of Annex
                                                           XII to the Prospectus Directive Regulation will
                                                           apply and the Issuer will prepare and publish a
                                                           supplement to the Prospectus)

15. Early Redemption Amount(s) payable on redemption for   Not Applicable
    taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                                         Permanent Global Note not exchangeable for
                                                           Definitive Bonds

17. Additional Financial Centre(s) or other special        Not Applicable
    provisions relating to Payment Dates:

18. Talons for future Coupons or Receipts to be attached   No
    to Definitive Bonds (and dates on which such Talons mature):

19. Other terms or special conditions:                     Not Applicable

                                                           (When adding any other final terms consideration
                                                           should be given as to whether such terms
                                                           constitute "significant new factors" and
                                                           consequently trigger the need for a supplement to
                                                           the Prospectus under Article 16 of the Prospectus
                                                           Directive)

DISTRIBUTION

20. (i)    If syndicated, names and addresses of           Not Applicable
           Managers and underwriting commitments:

    (ii)   Date of Dealer Agreement:                       14 April 2009

    (iii)  Stabilizing Manager(s) (if any):                Not Applicable

21. If non-syndicated, name and address of relevant        Deutsche Capital Markets Australia Ltd
    Dealer:                                                Level 18, Grosvenor Place
                                                           225 George Street
                                                           Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules applicable or TEFRA   TEFRA Not Applicable
    rules not applicable:

23. Non exempt Offer                                       Not Applicable
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                                                           (N.B. Consider any local regulatory requirements
                                                           necessary to be fulfilled so as to be able to make
                                                           a non-exempt offer in relevant jurisdictions. No
                                                           such offer should be made in any relevant
                                                           jurisdiction until those requirements have been
                                                           met. Non-exempt offers may only be made into
                                                           jurisdictions in which the base prospectus (and
                                                           any supplement) has been notified/passported.)

24. Additional selling restrictions:                       Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.  LISTING AND ADMISSION TO TRADING

    (i)    Listing                                         Bourse de Luxembourg.

    (ii)   Admission to trading:                           Application has been made by the Issuer (or on its
                                                           behalf) for the bonds to be admitted to trading on
                                                           the regulated market of the Bourse de Luxembourg
                                                           with effect from the Issue Date.

                                                           (Where documenting a fungible issue need to
                                                           indicate that original securities are already
                                                           admitted to trading.)

2.  RATINGS

    Ratings:                                               The bonds to be issued have been rated:

                                                           S&P:     AA+
                                                           Moody's: AAA

                                                           An obligation rated 'AA+' by S&P has the second
                                                           highest long term credit rating assigned by
                                                           Standard & Poor's and differs from the highest
                                                           rated obligations by only a small degree. The
                                                           obligor's capacity to meet its financial
                                                           commitment on the obligation is very strong.

                                                           Obligations rated 'AAA' by Moody's are judged to
                                                           be of the highest quality with minimal credit
                                                           risk.

                                                           A credit rating is not a recommendation to buy,
                                                           sell or hold securities and may be revised or
                                                           withdrawn by the rating agency at any time. Each
                                                           rating should be evaluated independently of any
                                                           other rating.

                                                           (The above disclosure should reflect the rating
                                                           allocated to bonds issued under the bond facility
                                                           generally or, where the issue has been
                                                           specifically rated, that rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute
"significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:                              See "Use of Proceeds" section in the prospectus
                                                           supplement--if reasons for offer different from
                                                           making profit and/or hedging certain risks will
                                                           need to include those reasons here.
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(ii)   Estimated net proceeds:                             Not Applicable.

                                                           (If proceeds are intended for more than one use
                                                           will need to split out and present in order of
                                                           priority. If proceeds insufficient to fund all
                                                           proposed uses state amount and sources of other
                                                           funding.)

(iii)  Estimated total expenses:                           Not Applicable.

                                                           [Expenses are required to be broken down into each
                                                           principal intended "use" and presented in order of
                                                           priority of such "uses".]

5.     YIELD

       Indication of yield:                                5.37%

                                                           Calculated as 7 basis points less than the yield
                                                           on the equivalent A$ Domestic Bond issued by the
                                                           Issuer under its Domestic A$ Bond Facility on the
                                                           Trade Date. The yield is calculated at the Trade
                                                           Date on the basis of the Issue Price. It is not an
                                                           indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                                          US748305BE82

(ii)   Common Code:                                        017598066

(iii)  CUSIP Code:                                         748305BE8

(iv)   Any clearing system(s) other than Depositary        Not Applicable
       Trust Company, Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)    Delivery:                                           Delivery free of payment

(vi)   Names and addresses of additional Paying Agent(s)   [________]
       (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                                        Not applicable

(ii)   [Conditions to which the offer is subject;]         Not applicable

(iii)  [Description of the application process;]           Not applicable

(iv)   [Details of the minimum and/or maximum amount of    Not applicable
       application;]

(v)    [Description of possibility to reduce               Not applicable
       subscriptions and manner for refunding excess amount paid by applicants;]

(vi)   [Details of the method and time limits for paying   Not applicable
       up and delivering the bonds;]

(vii)  [Manner in and date on which results of the         Not applicable
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       offer are to be made public;]

(viii) [Procedure for exercise of any right of             Not applicable
       pre-emption, negotiability of subscription rights and treatment of subscription rights not exercised;]

(ix)   [Categories of potential investors to which the     Not applicable
       bonds are offered and whether tranche(s) have been reserved for certain countries;]

(x)    [Process for notification to applicants of the      Not applicable
       amount allotted and the indication whether dealing may begin before notification is made;]

(xi)   [Amount of any expenses and taxes specifically      Not applicable
       charged to the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to the extent know to     None
       the Issuer, of the placers in the various countries where the offer takes place.]
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